                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                                 ATARI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   ATARI, INC.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 3, 2003

                            ------------------------

To the Stockholders of Atari, Inc.:

         The 2003 Annual Meeting of Stockholders (the "Annual Meeting") of Atari, Inc. (the "Company") will be held at The Dylan Hotel, 52 East 41st Street, Concorde West, Third Floor, New York, New York, on Wednesday, September 3, 2003 at 9:00 AM, local time, for the following purposes:

         1.       To elect four Class II directors.

         2. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2004.

         3. To transact other such business as may properly come before the Annual Meeting.

         The Board of Directors has fixed the close of business on July 29, 2003 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of common stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 is being mailed with this Notice and Proxy Statement on or about August 6, 2003 to all stockholders of record on the record date.

                                    By Order of the Board of Directors

                                    DENIS GUYENNOT
                                    Secretary

Dated: July 29, 2003

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                   ATARI, INC.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 3, 2003

                            ------------------------

                                     GENERAL

         This proxy statement is furnished by the board of directors (the "Board of Directors" or the "Board") of Atari, Inc., a Delaware corporation (the "Company"), in connection with the Company's annual meeting of stockholders (the "Annual Meeting") to be held on September 3, 2003. The proxy materials are intended to be mailed on or about August 6, 2003 to the Company's stockholders of record at the close of business on July 29, 2003 (the "Record Date"). As of the Record Date, there were 70,022,031 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding. Each holder of shares of Common Stock issued and outstanding on the Record Date is entitled to one vote for each such share held on each matter of business to be considered at the Annual Meeting. The holders of a majority of the voting power of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

         The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date or (iii) sending a written notice of revocation to the Company's Secretary.

         If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. If no specification is made on the proxy as to the proposals, the shares represented by the proxy will be voted FOR the election of the nominees for directors named herein, FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending March 31, 2004 and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders.

         The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum.

         Election as a director requires a plurality of votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast"). For other proposals to be voted upon at the Annual Meeting, the affirmative vote of a majority of the Votes Cast is required. For the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions will be treated as Votes Cast with respect to any other proposal set forth in this proxy statement. Accordingly, abstentions will have the same effect as a vote against such proposal. Broker non-votes will not be counted for the purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular proposal.

         As of the Record Date, California U.S. Holdings, Inc. ("CUSH"), a California corporation and a wholly-owned subsidiary of Infogrames Entertainment S.A. ("Infogrames SA"), beneficially owned approximately 89.32% of the Common Stock, which gives it sufficient voting power to approve each of the proposals.

PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Amended and Restated By-laws (the "By-laws") permit the Board of Directors to adjust the size of the Board from a minimum of four directors to a maximum of fifteen and there are currently nine members on the Company's Board of Directors.

         Pursuant to the By-laws, the Board of Directors is divided into three classes, with each class currently consisting of directors whose terms are to expire at successive annual meetings. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. The Board of Directors has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Certain information regarding the Company's directors and director nominees is set forth below. Each director has served continuously with the Company since his or her first election as indicated below.

                                    NOMINEES

CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2005

         The following persons, if elected, will continue to serve as directors until the 2005 Annual Meeting or until their successors are elected and qualified:

NAME                                                                    AGE
----                                                                    ---
James Ackerly.....................................................       54
Thomas Heymann....................................................       46
Thomas Mitchell...................................................       64
Thomas Schmider...................................................       41

         JAMES ACKERLY has served as a director of the Company since June 14, 2001. He is currently president of Splinternet Communications, Inc., an operator of offshore internet service providers and provider of international communications services.

         THOMAS A. HEYMANN has served as a director since February 8, 1999. From February 8, 1999 until February 10, 2000, he was Chairman of the Board and Chief Executive Officer of the Company. From November 1994 to February 1999, Mr. Heymann was President of The Disney Store, Inc. In May 2000, Mr. Heymann co-founded Digital Coast Ventures, and served as Managing Director of the fund until November, 2002. Mr. Heymann is currently the Chairman and CEO of Knowledge Learning Corp., one of the nation's leading operators of child development centers for infant through school-age children. Mr. Heymann also serves on the board of directors of tickets.com, Loudeye Corp., and the Chase Foundation of Children's Hospital Los Angeles.

         THOMAS MITCHELL has served as a director of the Company since January 3, 2001. Until his retirement in 1999, Mr. Mitchell served as a Senior Audit Partner at Ernst & Young and also served as the Co-Chairman of Ernst & Young Multinational Partner Group. Mr. Mitchell also serves on the audit and compliance committees of several not-for-profit organizations.

         THOMAS SCHMIDER has served as a director of the Company since December 16, 1999. Since June 1983, Mr. Schmider has been the Managing Director of Infogrames SA. Mr. Schmider also serves on the board of directors of several private companies that are affiliates of Infogrames SA.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES TO
                             THE BOARD OF DIRECTORS.

                                 OTHER DIRECTORS

CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2004

         The following persons will continue to serve as directors until the 2004 Annual Meeting or until their successors are elected and qualified:

NAME                                                                 AGE
----                                                                 ---
James Caparro...................................................      51
Denis Guyennot..................................................      40
Ann Kronen......................................................      45
David Ward......................................................      55

         JAMES CAPARRO has served as a director of the Company since February 15, 2002. He is currently the Chief Executive Officer of WEA Corp., the company responsible for the sales, marketing, packaging, manufacturing and distribution of music, video and other intellectual property owned and controlled by the Warner Music Group. From 1998 through 2001, Mr. Caparro was the Chairman and CEO of the Island Def Jam Music Group, part of the Universal Music Group. From 1988 through 1998, Mr. Caparro was CEO of PolyGram Group Distribution and its divisions (Distribution, Video, Merchandising, PolyMedia, New Media Business Development), a member of the PolyGram Group of companies.

         DENIS GUYENNOT has served as a director of the Company since February 10, 2000. Since February 19, 2000, he has also served as President, Chief Operating Officer and Secretary of the Company. From January 1999 to January 2000, Mr. Guyennot served as President of Distribution for Infogrames Entertainment Europe. From July 1998 to January 1999, Mr. Guyennot served as President of Infogrames Europe's Southern Region. In 1988, Mr. Guyennot founded Ecudis, a distributor of interactive software in Europe, which was acquired by Infogrames in July 1998.

         ANN E. KRONEN has served as a director of the Company since February 10, 2000. Since 1996, Ms. Kronen has been an independent consultant specializing in strategic planning and management development issues. Previously, she was Vice President of Product Development for Disney Educational Publishing.

         DAVID WARD has served as a director of the Company since January 2, 2002. Since June 17, 1996, Mr. Ward has also been a director of Infogrames Entertainment S.A., the Company's parent corporation. Mr. Ward has also served as the Managing Director and member of the Board of Directors of Infogrames UK (formerly known as Ocean) and a director of Grey Phantom.

CLASS III DIRECTOR -- TERM TO EXPIRE IN 2004

         The following person will continue to serve as a Class III director until the 2004 Annual Meeting or until his successor is elected and qualified:

NAME                                                        AGE
----                                                        ---
Bruno Bonnell.........................................       45

         BRUNO BONNELL has served as a director since December 16, 1999 and has been Chairman of the Board and Chief Executive Officer of the Company since February 11, 2000. Since June 1983, Mr. Bonnell has also been the Chairman of the Board of Directors and Chief Executive Officer of Infogrames SA, the Company's parent corporation.

      FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS

         The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board of Directors, an Audit Committee and a Compensation Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

         The Board of Directors held seven meetings during the fiscal year ended March 31, 2003 ("fiscal 2003"). During the period in which he or she served as a director, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of the committees of the Board of Directors on which he or she served.

AUDIT COMMITTEE AND "FINANCIAL EXPERT"

         The Audit Committee is currently composed of Mr. Ackerly, Mr. Caparro and Mr. Mitchell, each an independent director, to comply with Nasdaq's amended Nasdaq Marketplace Rules. Mr. Mitchell serves as the Chairman of the Audit Committee and qualifies as a "financial expert" as defined by the SEC.

         The Board of Directors adopted an Amended and Restated Audit Committee Charter during fiscal 2003. The Audit Committee reviews the adequacy of internal controls, the scope and results of annual audits and other services provided by the Company's independent public accountants. Additionally, in fiscal 2003, the Audit Committee began undertaking certain functions and responsibilities as required under the Sarbanes-Oxley Act of 2002 and the Nasdaq Marketplace Rules. The Audit Committee met five times during fiscal 2003.

COMPENSATION COMMITTEE

         The Compensation Committee is composed of Mr. Guyennot, Mr. Heymann and Ms. Kronen. The Compensation Committee oversees the Company's compensation plans, employee stock option plans, employee stock purchase plans, programs and policies for executive officers, monitoring the performance and compensation of executive officers and other key employees, and related decisions concerning matters of executive compensation. The Compensation Committee met three times during fiscal 2003.

OTHER COMMITTEES

         The Company currently does not have a nominating/corporate governance committee but the Board of Directors is considering establishing a nominating/corporate governance committee composed of a majority of independent directors. In the meantime, all matters concerning corporate governance and other functions customarily performed by a nominating/corporate governance committee are being performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-laws.

DIRECTOR COMPENSATION

         Directors who are also employed by the Company, Infogrames SA or any subsidiary of Infogrames SA do not receive any compensation for their service on the Board of Directors. Effective July 1, 2003, each non-employee director serving on the Board of Directors is given the following: (i) annual retainer of $25,000; (ii) annual retainer of $7,500 for chairman of a committee of the Board of Directors; (iii) fee for each Board meeting attended ($2,000 for attending in person and $1,000 for attending via phone); (iv) fee for each Committee meeting attended ($2,000 for attending in person and $1,000 for attending via phone);
(v) an annual stock option grant for 10,000 shares of the Company's common stock and (vi) a one-time stock option grant for 25,000 shares of the Company's common stock upon joining the Board of Directors.

                        EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information concerning each of the current executive officers of the Company. Further information concerning Bruno Bonnell and Denis Guyennot is presented above under the caption "Election of Directors."

NAME                                                      AGE                       POSITION
----                                                      ---                       --------
Bruno Bonnell........................................      45     Chief Executive Officer and Chairman of the Board
Denis Guyennot.......................................      40     President, Chief Operating Officer and Secretary
Harry M. Rubin.......................................      50     Senior Executive Vice President
David J. Fremed......................................      42     Senior Vice President and Chief Financial Officer
Lisa S. Rothblum.....................................      51     Senior Vice President, General Counsel and
                                                                  Assistant Secretary

         HARRY M. RUBIN has served as Senior Executive Vice President of the Company since January 1, 2001. From April 1998 until September 2000, Mr. Rubin was the President of the International Division of the Company. Prior to that, Mr. Rubin was Executive Vice President and General Manager, International Division and Business Affairs of the Company.

         DAVID J. FREMED has served as Senior Vice President and Chief Financial Officer of the Company since May 8, 2000. From 1996 until May 2000, Mr. Fremed served in various financial capacities, including Chief Financial Officer and Treasurer of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.). Prior to that, Mr. Fremed was Vice President and Controller of Toy Biz, Inc.

         LISA S. ROTHBLUM has served as Senior Vice President, Legal and Business Affairs, and General Counsel of the Company since September 18, 2000. On February 1, 2001, Ms. Rothblum was appointed by the Board of Directors to serve as the Company's Assistant Secretary. From 1982 to 1999, Ms. Rothblum was Senior Vice President of Legal Affairs and General Counsel of PolyGram Holding, Inc. (now known as Universal Vivendi), and served as that company's Corporate Secretary. Prior to that, Ms. Rothblum was a litigation associate at Greenbaum Wolff & Ernst and a Staff Attorney at the New York Office of the Securities and Exchange Committee, Branch of Enforcement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and persons who beneficially own more than ten percent of the Company's common stock (collectively, the "Reporting Persons") to report their ownership of and transactions in the Company's common stock to the SEC. Copies of these reports are also required to be supplied to the Company. The Company believes that, upon a review of the copies of such reports received by the Company and written representations furnished by the Reporting Persons to the Company, the Reporting Persons complied with all applicable Section 16(a) reporting requirements during fiscal 2003.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation earned by the Company's Chief Executive Officer and its four most highly compensated executive officers (collectively, the "Named Executive Officers") for the last three fiscal years, if applicable.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                        LONG-TERM
                                                   ANNUAL COMPENSATION                                 COMPENSATION
                                        ------------------------------------------------  --------------------------------------
                                                                         OTHER ANNUAL         SECURITIES           ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)    COMPENSATION($)  UNDERLYING OPTIONS(#)  COMPENSATION($)
--------------------------------------------------------------------------------------------------------------------------------
Bruno Bonnell....................       2003*  150,000(1)         0              0                     0                  0
                                        ----------------------------------------------------------------------------------------
Chief Executive Officer and             2002   200,000            0              0               300,000                  0
                                        ----------------------------------------------------------------------------------------
   Chairman of the Board                2001         0            0         60,000(2)          1,000,000                  0
--------------------------------------------------------------------------------------------------------------------------------
Denis Guyennot...................       2003*  337,500(3)   120,000(4)     191,572(5)            196,875(6)           6,000(7)
                                        ----------------------------------------------------------------------------------------
President, Chief Operating              2002   300,000      150,000(8)     272,702(9)            150,000              7,800(7)
                                        ----------------------------------------------------------------------------------------
   Officer and Secretary                2001   300,000      162,000(10)    258,832(11)           500,000              4,200(7)
--------------------------------------------------------------------------------------------------------------------------------
Harry M. Rubin...................       2003*  300,000(12)   70,000(4)      27,000(13)            78,750(6)           4,185(7)
                                        ----------------------------------------------------------------------------------------
Senior Executive Vice President         2002   350,000(14)   70,000(8)      32,500(13)           100,000             10,899(15)
                                        ----------------------------------------------------------------------------------------
                                        2001   360,000(16)  170,000(10)     27,000(13)           150,000          1,602,475(17)
--------------------------------------------------------------------------------------------------------------------------------
David J. Fremed..................       2003*  211,406(18)   66,000(19)          0                21,000(6)           3,171(7)
                                        ----------------------------------------------------------------------------------------
Senior Vice President and               2002   275,000       44,000(8)           0                30,000              6,501(7)
                                        ----------------------------------------------------------------------------------------
   Chief Financial Officer              2001   275,000       94,000(10)          0                50,000              5,499(7)
--------------------------------------------------------------------------------------------------------------------------------
Lisa S. Rothblum.................       2003*  211,406(18)   66,000(19)          0                21,000(6)           1,875(7)
                                        ----------------------------------------------------------------------------------------
Senior Vice President, General          2002   275,000       44,000(8)           0                30,000              5,813(7)
                                        ----------------------------------------------------------------------------------------
   Counsel and Assistant Secretary      2001   211,979(20)   82,000(10)          0                60,000(21)          4,313(7)
--------------------------------------------------------------------------------------------------------------------------------

----------------------------------
*        Represents 9-month period from July 2002 through March 2003.

(1) Represents accrual of salary from July 2002 through March 2003 based on annual salary of $200,000.

(2)      Represents housing allowance from January 2001 through May 2001.

(3) Represents payment of salary from July 2002 through March 2003 based on annual salary of $450,000.

(4) This amount was earned and paid in fiscal 2003. An additional bonus amount will be determined based on results through June 30, 2003 and is not yet determined as of the date hereof.

(5) (i) $164,572 of this amount represents housing allowance and (ii) $27,000 of this amount represents car allowance.

(6)      Represents options granted to purchase stock of Infogrames SA.

(7) Represents Company contributions on behalf of the Named Executive Officers to the Company's 401(k) Profit Sharing Plan.

(8)      This amount was earned in fiscal 2002 and paid in fiscal 2003.

(9) (i) $222,017 of this amount represents housing allowance and (ii) $50,685 of this amount represents car allowance.

(10) 50% of this bonus amount was paid on July 20, 2001 and the remaining 50% of this amount was paid on October 5, 2001.

(11) (i) $171,008 of this amount represents housing allowance, (ii) $41,139 of this amount represents car allowance and (iii) $46,685 of this amount represents relocation allowance.

(12) Represents payment of salary from July 2002 through March 2003 based on annual salary of $400,000.

(13)     Represents car allowance.

(14) Represents payment of salary from (i) July 2001 through December 2001 based on annual salary of $300,000 and (ii) from January 2002 through June 2002 based on annual salary of $400,000.

(15) Represents (i) $2,424 of expenses related to medical benefits and (ii) $8,475 of the Company's contribution on behalf of Mr. Rubin to the Company's 401(k) Profit Sharing Plan.

(16) Represents payment of salary from (i) July 2000 through December 2000 based on annual salary of $420,385 and (ii) from January 2001 through June 2001 based on annual salary of $300,000.

(17) Represents (i) $1,600,000 of payment made upon entering into an employment letter dated December 21, 2000 and (ii) $2,475 of the Company's contribution on behalf of Mr. Rubin to the Company's 401(k) Profit Sharing Plan.

(18) Represents payment of salary from July 2002 through March 2003 based on annual salary of $281,875.

(19) This amount was earned in fiscal 2003, of which $44,000 was paid in fiscal 2003 and $22,000 was paid in fiscal 2004. An additional bonus amount will be determined based on results through June 30, 2003 and is not yet determined as of the date hereof.

(20) Ms. Rothblum became Senior Vice President and General Counsel of the Company on September 18, 2000. This amount represents payment of salary from September 18, 2000 through June 30, 2001, based on her annual salary of $275,000.

(21)     10,000 of these common stock options represent sign-on bonus.

         For use by the Company's executive officers, directors, consultants and relocating executives, the Company leases one corporate apartment in New York City, which lease expires in August 2003.

         During fiscal 2003, the Company did not grant any stock options under the Company's stock incentive plans to the Named Executive Officers. Shown below is information regarding stock options granted under Infogrames SA's stock incentive plans to the Named Executive Officers during fiscal 2003. The following table also shows the hypothetical value of the options granted at the end of the option terms (eight years) if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed rates of growth are required by the SEC for illustration purposes only and are not intended to forecast possible future stock prices.

                        OPTION GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------------------------------------
                            NUMBER OF        PERCENT OF
                           SECURITIES       TOTAL OPTIONS                                          POTENTIAL REALIZABLE VALUE AT
                           UNDERLYING        GRANTED TO                                               ASSUMED ANNUAL RATES OF
NAMED EXECUTIVE             OPTIONS         EMPLOYEES IN       EXERCISE PRICE    EXPIRATION        STOCK PRICE APPRECIATION FOR
   OFFICER                 GRANTED(#)       FISCAL YEAR(1)      PER SHARE(2)        DATE                  OPTION TERM(3)
                                                                                                  -------------------------------
                                                                                                        5%              10%
---------------------------------------------------------------------------------------------------------------------------------
Bruno Bonnell                     0              N/A                  N/A            N/A              N/A              N/A
---------------------------------------------------------------------------------------------------------------------------------
Denis Guyennot              196,875             0.13%              2.69 Euros      11/07/10       252,866 Euros     605,646 Euros
---------------------------------------------------------------------------------------------------------------------------------
Harry M. Rubin               78,750             0.05%              2.69 Euros      11/07/10       101,146 Euros     242,258 Euros
---------------------------------------------------------------------------------------------------------------------------------
David J. Fremed              21,000             0.01%              2.69 Euros      11/07/10        26,972 Euros      64,602 Euros
---------------------------------------------------------------------------------------------------------------------------------
Lisa S. Rothblum             21,000             0.01%              2.69 Euros      11/07/10        26,972 Euros      64,602 Euros
---------------------------------------------------------------------------------------------------------------------------------

----------------------------------------

(1) Infogrames SA granted 1,493,875 stock options to employees during fiscal 2003.

(2) The exercise price is equal to the fair market value of Infogrames SA's stock on the close of the last business day prior to the date of grant.

(3) Represents the product of (i) the difference between (A) the product of the per-share fair market value at the time of the grant compounded annually at the assumed rate of appreciation over the term of the option, and (B) the per-share exercise price of the option, and (ii) the number of shares underlying the grant at the fiscal year end.

         Shown below is information relating to the exercise of stock options of the Company and Infogrames SA during fiscal 2003 for each of the Company's Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------------------
                                                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                                UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                                                                                      OPTIONS AT                    AT
                                                                                  MARCH 31, 2003(#)        MARCH 31,2003($)(4)(5)
                              SHARES ACQUIRED ON                                    (EXERCISABLE/              (EXERCISABLE/
NAMED EXECUTIVE OFFICER           EXERCISE(#)           VALUE REALIZED($)           UNEXERCISABLE)             UNEXERCISABLE)
---------------------------------------------------------------------------------------------------------------------------------
Bruno Bonnell                         0                      $0.00                 781,250/718,750                 0/0(6)
---------------------------------------------------------------------------------------------------------------------------------
Denis Guyennot                        0                      $0.00                325,000/621,875(1)               0/0(6)
---------------------------------------------------------------------------------------------------------------------------------
Harry M. Rubin                        0                      $0.00                222,830/221,886(2)               0/0(6)
---------------------------------------------------------------------------------------------------------------------------------
David J. Fremed                       0                      $0.00                  57,500/73,500(3)               0/0(6)
---------------------------------------------------------------------------------------------------------------------------------
Lisa S. Rothblum                      0                      $0.00                  48,750/62,250(3)               0/0(6)
---------------------------------------------------------------------------------------------------------------------------------

----------------------------------------

(1) Represents options granted to purchase 196,875 shares of stock of Infogrames SA.

(2) Represents options granted to purchase 78,750 shares of stock of Infogrames SA.

(3) Represents options granted to purchase 21,000 shares of stock of Infogrames SA.

(4) Market value of underlying shares of Common Stock on March 31, 2003 ($1.78), minus the aggregate exercise price.

(5) Market value of underlying shares of stock of Infogrames SA on March 31, 2003 (2.36 Euros), minus the aggregate exercise price.

(6) No options are in-the-money as of March 31, 2003 since the fair market value does not exceed the exercise price of the options.

EQUITY COMPENSATION PLAN INFORMATION

Stock Incentive Plans

         The Company has three equity incentive plans (collectively, the "Plans") under which options to purchase shares of its common stock are authorized for grant to employees, officers, Board of Directors, consultants and others: (i) the 1995 Stock Incentive Plan, (ii) the 1997 Stock Incentive Plan and (iii) the 2000 Stock Incentive Plan, which have been approved by the Company's shareholders (See Footnote 2 for description of each Plan).

         The following table gives aggregate information regarding grants under the Plans through March 31, 2003.

--------------------------------------------------------------------------------------------------------------------------------
                                   NUMBER OF SECURITIES TO BE
                                     ISSUED UPON EXERCISE OF         WEIGHTED AVERAGE EXERCISE          NUMBER OF SECURITIES
                                  OUTSTANDING OPTIONS, WARRANTS    PRICE OF OUTSTANDING OPTIONS,   REMAINING AVAILABLE FOR FUTURE
        PLAN CATEGORY(1)                   AND RIGHTS                   WARRANTS AND RIGHTS                   ISSUANCE
--------------------------------------------------------------------------------------------------------------------------------
EQUITY COMPENSATION PLANS
APPROVED BY SECURITY HOLDERS(2)          6,156,142                           $10.90                          8,065,445

--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                    6,156,142                           $10.90                          8,065,445

--------------------------------------------------------------------------------------------------------------------------------

---------------------------------------

(1) The above table includes information for Shiny Entertainment, Inc. 1995 Stock Incentive Plan (the "Shiny Plan"), which the Company assumed in connection with the Shiny Acquisition. On July 15, 2002, the Company converted the options which were granted under the Shiny Plan prior to the Shiny Acquisition into options of the Company. A total of 169,500 options granted under the Shiny Plan were converted to 248,224 options of the Company, having a weighted average exercise price of $0.34. Other than those options which were granted and converted, no option were granted under the Shiny Plan.

(2) 1995 Stock Incentive Plan. The 1995 Stock Incentive Plan, as amended (the "1995 Plan"), was approved by the shareholders of the Company. As of end of fiscal 2003, the total number of stock options available for granting under the 1995 Plan is 922,096 and the total number of options granted is 503,536. The Company does not plan to grant any additional options under the 1995 Plan.

         1997 Stock Incentive Plan. The 1997 Stock Incentive Plan, as amended (the "1997 Plan"), was approved by the shareholders of the Company. As of end of fiscal 2003, the total number of stock options available for granting under the 1997 Plan is 601,668 and the total number of options granted is 965,776. The Company does not plan to grant any additional options under the 1997 Plan.

         2000 Stock Incentive Plan. The 2000 Stock Incentive Plan, as amended (the "2000 Plan"), was approved by the shareholders of the Company. As of end of fiscal 2003, the total number of stock options available for granting under the 2000 Plan is 5,764,707 and the total number of options granted is 4,230,298.

         Exercise Price. The exercise price for options granted under the Plans is equal to the fair market value of the Company's common stock on the close of the last business day prior to the date of grant.

         Warrants. At the end of fiscal 2003, 257,038 common stock purchase warrants were outstanding. These warrants were issued to various external game developers in connection with development agreements which the Company entered into with such developers.

Employee Stock Purchase Plan

         The Company had the Employee Stock Purchase Plan (the "ESPP") and reserved 200,000 (adjusted to reflect the one-for-five reverse stock split effected on June 26, 2000) shares of its common stock for issuance under the ESPP. The purpose of the ESPP was to give employees of the Company, and certain of the Company's affiliates, an opportunity to purchase common stock of the Company every six months through payroll deduction. The purchase price of each share was 85% of the lower of the fair market value on the first or last day of each six-month period. Employees were allowed to purchase shares having a value not exceeding 10% of their gross compensation during a six-month period. In January 2003, all shares of Common Stock reserved for issuance under the ESPP were issued and, as a result, the Company terminated the ESPP as provided for under the ESPP documents effective April 2003.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

Employment Agreement with Harry M. Rubin

         The Company and Harry M. Rubin entered into an employment agreement (the "Rubin Employment Agreement"), which is effective as of June 1, 2002. The Term of the Rubin Employment Agreement will continue through May 31, 2007, and may be extended for five additional years under terms that are identical to those contained in the Rubin Employment Agreement.

         Under the Rubin Employment Agreement, Mr. Rubin receives an annual salary of $400,000 retroactive to January 1, 2002, and is eligible to receive an annual increase in the base salary of five percent. Additionally, Mr. Rubin is eligible to receive an annual bonus of up to 50.0% of his base salary and receives a car allowance of $3,000 per month.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is composed of Mr. Guyennot, the President, Chief Operating Officer and Secretary of the Company, Mr. Heymann, a former Chief Executive Officer of the Company, and Ms. Kronen, a director and consultant of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee acts with respect to the Company's compensation plans, programs and policies for executive officers, monitoring the performance and compensation of executive officers and other key employees, and related decisions concerning matters of executive compensation. The Board of Directors has adopted a Compensation Committee Charter during fiscal 2003.

         Executive Compensation Philosophy and Policies. The Compensation Committee recognizes the critical role of its executive officers in the future growth and success of the Company. Accordingly, the Company's executive compensation policies are designed to: (i) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (ii) provide compensation that will attract and retain superior talent; (iii) reward individual results through base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other benefits, including a 401(k) profit sharing plan and life and medical insurance plans; and (iv) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform a particular job successfully.

         In establishing salary, bonuses and long-term incentive compensation for executive officers, the Compensation Committee takes into account both the position and expertise of the particular executive, as well as its understanding of competitive compensation for similarly situated executives in the Company's industry. In this regard, the Company retains consultants to advise it on compensation trends and levels and to assure it that the Company's compensation policies and guidelines are both competitive and appropriate for its size and industry position. Annual increases to base salaries (as opposed to bonuses, which are based upon guidelines established by the Compensation Committee) for executive officers are based on the terms of existing employment agreements, and in some cases the discretion of the Compensation Committee based on individual performance. For all other employees, the Company has a formal Company-wide merit budget program pursuant to which the Company establishes separate budgeted amounts for base salary increases due to (a) merit and (b) promotions and market adjustments. Formal performance appraisals are, and will continue to be, an integral part of the merit review process.

         During fiscal 2003, the Compensation Committee reviewed, approved implemented a formal bonus program for executives and other employees of the Company.

         Compensation of the Chief Executive Officer. Bruno Bonnell, the Company's current Chief Executive Officer, receives an annual payment of up to $200,000 as reimbursements of certain business expenses incurred by him.

         Stock Incentive Plans. Stock options are granted under the provisions of the Company's 1995, 1997 and 2000 Stock Incentive Plans. Stock options are an important part of the Company's long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to the Company performance. Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Compensation Committee, including, but not limited to, responsibility level and salary. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited.

         401(k) Profit Sharing Plan. The Company has a profit sharing and savings plan (the "401(k) Plan"). Under the 401(k) Plan, all Company's employees with three months of service and who are at least 18 years of age are eligible to participate in the 401(k) Plan. The Company may limit participation by highly compensated employees to comply with the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Code's nondiscrimination requirements. Pursuant to the 401(k) Plan, employees may elect to contribute up to 18% of their current compensation, subject to statutorily prescribed limitations to the 401(k) Plan. The 401(k) Plan also permits the Company to provide a 100% matching contribution for full-time employees who are employed as of the end of each quarter, up to a maximum matching contribution of 3% of an employee's compensation and 50% of the next 6% of compensation, subject to statutory limitations. The Company may also make a discretionary contribution to the 401(k) Plan which will be allocated to the accounts of participants, based on their relative compensation levels.

                                    Compensation Committee

                                    Denis Guyennot
                                    Thomas A. Heymann
                                    Ann E. Kronen

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee currently is composed of Mr. Ackerly, Mr. Caparro and Mr. Mitchell, each an independent director, to comply with Nasdaq's amended Nasdaq Marketplace Rules. Mr. Mitchell serves as the Chairman of the Audit Committee and qualifies as a "financial expert" as defined by the SEC.

         The Board of Directors adopted an Amended and Restated Audit Committee Charter during fiscal 2003. The Audit Committee reviews the adequacy of internal controls, the scope and results of annual audits and other services provided by the Company's independent public accountants. Additionally, in fiscal 2003, the Audit Committee began undertaking certain functions and responsibilities as required under the Sarbanes-Oxley Act of 2002 and the Nasdaq Marketplace Rules. The Audit Committee met five times during the fiscal 2003.

         The Audit Committee has received the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Additionally, the Audit Committee has discussed with management and the independent accountants the Company's financial statements. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in the Company's Annual Report on Form 10K for filing with the SEC.

                                    Audit Committee

                                    James Ackerly
                                    James Caparro
                                    Thomas Mitchell

AUDIT FEES

         For fiscal 2003, Deloitte & Touche, our independent auditor, billed the approximate fees set forth below.

Audit Fees                                                   $475,000
Financial Information Systems Design and Implementation Fees $  0
All Other Fees                                               $  0
-----------------------------------------------------------------------
Total Fees                                                   $475,000

\
                             STOCK PERFORMANCE GRAPH

         The following graph depicts the cumulative total return on the Common Stock compared to the cumulative total return for the Nasdaq National Market index and a peer group selected by the Company on an industry and line-of-business basis. Such peer group consists of Electronic Arts Inc., THQ, Inc., Activision, Inc., Take Two Interactive, Inc., and Sega Corporation, among others. The graph assumes an investment of $100 on June 30, 1998. Reinvestment of dividends is assumed in all cases.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG ATARI, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                                AND A PEER GROUP

[PERFORMANCE GRAPH]

                              6/98     9/98     12/98      3/99      6/99      9/99     12/99      3/00      6/00      9/00   12/00
ATARI, INC.                  100.00    59.75     66.39     61.41     46.47     38.59     21.90     41.49     21.58     19.25   14.77
NASDAQ STOCK MARKET(U.S.)    100.00    90.23    117.24    131.47    143.67    147.20    217.45    244.28    212.43    195.93  131.19
PEER GROUP                   100.00    80.46    115.20    129.59    124.53    138.67    219.22    193.53    160.28    221.14  166.96

                             3/01     6/01      9/01     12/01      3/02      6/02      9/02     12/02      3/03      6/03
ATARI, INC.                  14.61    20.18      9.03     18.83     16.44      7.25      5.90      4.70      4.73     11.90
NASDAQ STOCK MARKET(U.S.)    97.91   115.46     80.11    104.13     98.67     78.65     63.11     72.00     72.43     87.33
PEER GROUP                  159.60   202.12    167.35    212.24    204.68    237.80    221.91    193.34    184.86    228.93

---------------------------------------

* $100 invested on 6/30/98 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of June 28, 2003, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee of the Company, (ii) the Named Executive Officers and all executive officers and directors as a group and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                          AMOUNT AND NATURE
                                                                           OF BENEFICIAL
                                                                         OWNERSHIP OF SHARES
NAME OF BENEFICIAL OWNER                                                  OF COMMON STOCK(1)    PERCENTAGE**
------------------------                                                 --------------------   ------------
California U.S. Holdings, Inc. .......................................       69,440,989(2)          89.32%
    1, Place Verrazzano, 69252 Lyon Cedex 09, France
Infogrames Entertainment S.A .........................................       71,612,518(3)          89.61%
    1, Place Verrazzano, 69252 Lyon Cedex 09, France
Bruno Bonnell ........................................................       72,525,018(4)          89.72%
Thomas Schmider ......................................................       71,715,643(5)          89.62%
Thomas Heymann .......................................................          465,812(6)              *
Ann E. Kronen ........................................................           54,749(7)              *
Denis Guyennot .......................................................          483,261(8)              *
Thomas Mitchell ......................................................           17,687(9)              *
James Ackerly ........................................................            8,905(10)             *
David Ward ...........................................................           37,500(11)             *
James Caparro ........................................................            7,500(12)             *
Harry M. Rubin .......................................................          238,875(13)             *
David J. Fremed ......................................................           70,340(14)             *
Lisa S. Rothblum .....................................................           59,831(15)             *

All named executive officers and directors as a group (14 persons) ...       74,072,603(16)         92.39%

*        Less than 1%.

** As of June 28, 2003, 69,978,804 shares of Common Stock were outstanding, excluding shares issuable upon exercise or conversion of outstanding options, warrants, convertible notes and other convertible securities.

(1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire within 60 days following June 28, 2003. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by June 28, 2003 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

(2) Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family; and (ii) 7,510,773 shares of Common Stock issuable upon conversion of a convertible note. Infogrames SA may be deemed to beneficially own all of the shares held by CUSH because CUSH is a wholly-owned subsidiary of Infogrames SA. Mr. Bruno Bonnell may be deemed to beneficially own all of the shares held by CUSH because he is the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames SA. Mr. Thomas Schmider may be deemed to beneficially own all of the shares held by CUSH because he is the Managing Director of Infogrames SA. Each of Mr. Bonnell and Mr. Schmider disclaims beneficial ownership of such shares.

(3) Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family, (ii) 7,510,773 shares of Common Stock issuable upon conversion of a convertible note and (iii) 2,171,529 shares of Common Stock issuable upon conversion of convertible notes purchased from General Atlantic Partners 54, L.P. and GAP Coinvestment Partners II, L.P. on December 28, 2001. Infogrames SA may be deemed to beneficially own all of the shares held by CUSH because CUSH is a wholly-owned subsidiary of Infogrames SA. Mr. Bruno Bonnell may be deemed to beneficially own all of the shares held by CUSH because he is the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames SA. Mr. Thomas Schmider may be deemed to beneficially own all of the shares held by CUSH because he is the Managing Director of Infogrames SA. Each of Mr. Bonnell and Mr. Schmider disclaims beneficial ownership of such shares.

(4) See footnote 3. Mr. Bonnell is a Director, Chairman of the Board and Chief Executive Officer of the Company. Mr. Bonnell is the beneficial owner of approximately 6.13% of Infogrames SA. Includes 912,500 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(5) See footnote 3. Mr. Schmider is a Director of the Company. Mr. Schmider is the beneficial owner of approximately 6.01% of Infogrames SA. Includes 103,125 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(6) Mr. Heymann is a Director of the Company. Represents 465,812 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(7) Ms. Kronen is a Director of the Company. Represents 3,000 shares owned by Ms. Kronen and 51,749 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(8) Mr. Guyennot is a Director, President, Chief Operating Officer and Secretary of the Company. Represents 17,636 shares owned by Mr. Guyennot and 465,625 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(9) Mr. Mitchell is a Director of the Company. Represents 3,000 shares owned by Mr. Mitchell and 14,687 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(10) Mr. Ackerly is a Director of the Company. Represents 8,905 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(11) Mr. Ward is a Director of the Company. Represents 37,500 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(12) Mr. Caparro is a Director of the Company. Represents 7,500 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(13) Mr. Rubin is Senior Executive Vice President of the Company. Represents 420 shares owned by Mr. Rubin and 238,455 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(14) Mr. Fremed is Senior Vice President, Finance and Chief Financial Officer of the Company. Represents 340 shares owned by Mr. Fremed and 70,000 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(15) Ms. Rothblum is Senior Vice President, General Counsel and Assistant Secretary of the Company. Represents 5,456 shares owned by Ms. Rothblum and 54,375 shares that can be acquired through stock option exercises within 60 days following June 28, 2003.

(16) See footnote 1. Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family; (ii) 7,510,773 shares issuable upon conversion of the note held by CUSH; (iii) 2,171,529 shares issuable upon conversion of the notes held by Infogrames SA; and (iv) 2,430,233 shares subject to options exercisable within 60 days following June 28, 2003.

CHANGE OF CONTROL OF THE COMPANY

         During fiscal 2003, no event has occurred which resulted in a change of control of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

Transactions with Infogrames SA

         -        Services rendered for the purchase of Hasbro Interactive, Inc.

         On January 26, 2001, Infogrames SA and the Company entered into a letter agreement whereby Infogrames SA agreed to pay the Company a total one-time fee of $1.0 million in consideration for the Company's services rendered to Infogrames SA in connection with the purchase of Hasbro Interactive, Inc. and subsidiaries and Games.com, Inc., which was consummated on January 26, 2001.

         -        Purchases and sale of product

         During the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company purchased approximately $0.4 million, $0.3 million, $0.1 million and $0.1 million of product and other various services from Infogrames SA, respectively. Additionally, Infogrames SA had purchased product from the Company representing $0.1 million for the year ended June 30, 2001. No purchases were made by Infogrames SA from the Company for the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited). Nominal amounts were purchased by Infogrames SA during the nine months ended March 31, 2003. Nominal amounts were outstanding at June 30, 2002 and March 31, 2003 which are included in the receivable and payable balances with Infogrames SA.

         -        Management fees charged to the Company

         Infogrames SA charges the Company monthly management fees for various global management and systems support. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, management fees charged to the Company from Infogrames SA totaled approximately $2.8 million, $3.1 million, $2.3 million and $2.3 million, respectively. As of June 30, 2002 and March 31, 2003, $0.8 million remains outstanding at each year-end.

         -        Interest expense and facility fees charged to the Company

         Infogrames SA charges the Company monthly interest and fees for the amount outstanding on the related party credit facilities and their usage. The interest rate is LIBOR plus 2.5% for the related party credit facility. The medium-term note entered into during the year ended June 30, 2002 provides for an interest rate of LIBOR plus 2.75%. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company incurred interest and fees of approximately $3.8 million, $3.5 million, $1.5 million and $3.9 million, respectively. As of June 30, 2002 and March 31, 2003, approximately $2.2 million and $3.0 million was outstanding, respectively. Payment of interest is restricted under the terms of the Senior Credit Facility with GECC.

         -        Interest expense on notes payable charged to the Company

         Infogrames SA charges the Company monthly interest for the amount outstanding on its long term related party 5.0% subordinated convertible note. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company incurred interest of approximately $3.2 million, $3.3 million, $2.5 million and $2.6 million, respectively. Furthermore, on December 28, 2001, Infogrames SA assumed from General Atlantic Partners, LLC ("GAP") the $50.0 million principal amount of non-interest bearing subordinated convertible notes (the "GAP 0% Notes") in exchange for Infogrames SA shares of common stock. Infogrames SA has not changed any of the terms of the former GAP 0% Notes as they relate to the Company. Interest on these notes is being accreted at the rate of 7% and will have a redemption value of $50.0 million at maturity. During the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company recorded approximately $1.4 million, $0.7 million and $2.2 million, respectively, of interest expense related to these notes for the period that they were owned by Infogrames SA. Payment of interest is restricted under the terms of the Senior Credit Facility with GECC.

         -        Royalty agreement

         The Company and Infogrames SA entered into a distribution agreement, which provides for the distribution by the Company of Infogrames SA's (or any of its subsidiaries) products in the United States, Canada and their territories and possessions, pursuant to which the Company will pay Infogrames SA either 30.0% of the gross profit on such products or 130.0% of the royalty rate due to the developer, whichever is greater. The Company records this charge as royalty expense. For the nine months ended March 31, 2003, the Company recorded approximately $4.1 million of royalty expense, of which approximately $1.4 million is outstanding at March 31, 2003. The agreement also includes distribution rights by Infogrames SA of the Company's products across Europe, pursuant to which Infogrames SA will pay the Company 30.0% of the gross profit on such products or 130.0% of the royalty rate due to the developer, whichever is greater. The Company recognizes this amount as royalty income. For the nine months ended March 31, 2003, royalty income earned by the Company based on the agreement amounted to approximately $18.8 million, of which $3.2 million is outstanding at March 31, 2003.

         For the nine months ended March 31, 2002 (unaudited), the Company recorded approximately $3.5 million of royalty expense and $3.2 million of royalty income earned by the Company. For the year ended June 30, 2002, the Company recorded approximately $4.6 million of royalty expense, of which approximately $0.8 million was outstanding at June 30, 2002. Royalty income earned by the Company was approximately $4.7 million of which $1.0 million was outstanding at June 30, 2002. For the year ended June 30, 2001, the Company recorded approximately $4.9 million of royalty expense and approximately $13.7 million of royalty income.

         -        Infogrames SA stock option granted

         On November 7, 2002, Infogrames SA granted stock options of approximately 510,000 shares to the senior management of the Company. All options granted were at fair market value at the date of the grant and have a vesting period of four years. Infogrames SA does not expense stock options granted to employees, therefore, no charge has been recorded in the Company's statement of operations for the nine months ended March 31, 2003.

Transactions with Atari Interactive, Inc. (formerly known as Infogrames Interactive, Inc. and Hasbro Interactive, Inc.; "Atari Interactive"), a wholly-owned subsidiary of Infogrames SA

         -        Advances

         The senior credit facility extended by General Electric Capital Corporation ("GECC") (the "Senior Credit Facility") allows the Company to borrow and make advances to Atari Interactive through intercompany loans. At March 31, 2003, loans due from Atari Interactive were $30.5 million. This loan bears interest at prime plus 150 basis points and will be repaid from distribution royalties owed by the Company to Atari Interactive in the ordinary course of operations. Additionally, normal trade activities payable to Atari Interactive are netted against the loan balance outstanding when the invoices become due (generally in 45 days). For the nine months ended March 31, 2003, approximately $0.4 million of interest income was recognized, of which approximately $0.2 million was unpaid and is included in due from related parties at March 31, 2003.

         -        Agreement with Atari Interactive and Infogrames SA

         On July 3, 2003, the Company entered into an offset agreement with Atari Interactive and Infogrames SA. The agreement provides that on the date of termination of the Senior Credit Facility with GECC, the Company may offset any amount outstanding from Atari Interactive for advances, loans and current accounts receivable against amounts due under the Credit Agreement with Infogrames SA. As of March 31, 2003, the Company has approximately $27.4 million net outstanding from Atari Interactive.

         -        Sale-Leaseback

         In July 2002, the Company negotiated a sale-leaseback transaction between Atari Interactive and an unrelated party. As part of this transaction, the Company guaranteed the lease obligation of Atari Interactive. The lease provides for minimum monthly rental payments of approximately $0.1 million escalating nominally over the ten year term of the lease. The Company also received indemnification from Infogrames SA from any costs, if any, that may be incurred by the Company as a result of the full guaranty. Simultaneously with the closing of this transaction, the Company entered a sub-lease agreement with Atari Interactive through June 30, 2007. The rented space serves as the principal executive and administrative offices of the Company's Beverly Studio located in Beverly, Massachusetts. For the nine months ended March 31, 2003, $0.4 million was included in rent expense, of which $0.1 million was unpaid at March 31, 2003.

         The Company received a $1.3 million payment for its efforts in connection with this transaction. Approximately $0.6 million, an amount equivalent to a third-party brokers commission, was recognized during the nine months ended March 31, 2003 as other income. The remaining balance of approximately $0.7 million was deferred and is being recognized over the life of the sub-lease.

         -        Purchases of product

         During the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, no purchases of product were made between the Company and Atari Interactive. During the year ended June 30, 2001, the Company purchased approximately $9.5 million of product from Atari Interactive, representing approximately 9.2% of total purchases by the Company for the year. This purchase of product was paid before June 30, 2002.

         -        Royalty agreement

         The Company has a distribution arrangement with Atari Interactive. The Company must pay a royalty of either 30.0% of its gross profit or 130.0% of the royalty rate due to the developer, whichever is greater, for all Atari Interactive products distributed by the Company. In the fourth quarter of 2002, the Company and Atari Interactive agreed to adjust the base sales upon which the royalty is calculated. Accordingly, the Company reduced accrued and unpaid royalties due to Atari Interactive by approximately $2.0 million. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company incurred royalty expense of approximately $9.9 million, $38.4 million, $32.7 million and $24.3 million related to the distribution of Atari Interactive products. At June 30, 2002 and March 31, 2003, $4.4 million and $4.6 million, respectively, remained outstanding.

         -        Management fees charged and other support

         The Company charges management fees to Atari Interactive primarily for legal, financial, information systems and human resource management. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company recorded management fee revenues of approximately $1.3 million, $3.0 million, $2.3 million and $2.3 million, respectively. Additionally, the Company has incurred costs and spent cash on behalf of Atari Interactive in efforts to help in its transition and on-going operations. Including the management fee revenue, the Company has approximately $1.0 million and $0.7 million outstanding as of June 30, 2002 and March 31, 2003, respectively.

         - Settlement of customer returns, price concessions and other allowances

         Customers of Atari Interactive, who are current customers of the Company, reduced payments of receivables on current invoices of the Company for returns, price concessions and other allowances. These deductions related to pre-acquisition sales of Atari Interactive. Accordingly, the Company, Infogrames SA and Atari Interactive agreed to a settlement reimbursing the Company an aggregate of approximately $6.7 million for these deductions for the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited). No amounts were outstanding for these items at March 31, 2003.

         -        Milestone payments advanced

         During the year ended June 30, 2002, the Company advanced, on behalf of Atari Interactive, approximately $1.4 million to third-party developers for the development of two properties owned by Atari Interactive. At June 30, 2002, the entire amount is included in due from related parties.

         For the nine months ended March 31, 2003, the Company advanced, on behalf of Atari Interactive, approximately $0.5 million to a related party developer for development costs on a property which is managed by Atari Interactive. As of March 31, 2003, the amount remains outstanding and is included in due from related parties.

         For the year ended June 30, 2001 and the nine months ended March 31, 2002 (unaudited), no such advances were made by the Company.

         -        Warrants issued in relation to Atari Interactive

         On November 18, 2002, 24,999 warrants of the Company stock were issued to a third-party developer to enhance a development agreement between the developer and Atari Interactive. Atari Interactive will reimburse the Company for expenses incurred related to the issuance of these warrants. The warrants were valued using the Black-Scholes model for approximately $0.1 million which remains outstanding at March 31, 2003 and included in due from related parties.

Transactions with Atari Australia Pty Limited ("Atari Australia") a wholly-owned subsidiary of Infogrames SA

         -        Management fees charged to Atari Australia

         Effective August 25, 2000, the Company charges Atari Australia yearly management fees primarily for the management and maintenance of information systems. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company recognized management fee revenue of approximately $0.4 million, $0.3 million, $0.3 million and $0.2 million, respectively. As of June 30, 2002 and March 31, 2003, $0.3 million and $0.1 million, respectively, were outstanding and included in due from related parties.

         -        Distribution revenues with Atari Australia

         During the year ended June 30, 2002 and the nine months ended March 31, 2003, the Company's Australian operations used the distribution facilities of Atari Australia who distributed product on behalf of the Company. The Company recorded distribution revenue of approximately $5.5 million and $4.2 million and related distribution costs of approximately $4.4 million and $3.7 million for the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited). For the nine months ended March 31, 2003, the activity between the Company's Australian operations and Atari Australia significantly decreased and nominal amounts were recorded as distribution revenue and expense. Furthermore, Atari Australia has provided operational support to the Company's Australian operations. As a result of the transactions discussed above, approximately $1.7 million, excluding management fees, are owed to the Company at June 30, 2002 and March 31, 2003.

         On July 3, 2003, the Company, Atari Australia and Infogrames SA entered into an offset agreement, the effect of which provides the Company with the ability to offset approximately $1.7 million, or any portion of that amount outstanding, if any, on July 3, 2005, against amounts owed under the Credit Agreement with Infogrames SA.

         -        Purchase of product and other support with Atari Australia

         During the nine months ended March 31, 2003, Atari Australia began to purchase product directly from the Company. For the nine months ended March 31, 2003, the Company recognized revenue of $0.6 million for the sale of product and other support transactions. As of March 31, 2003, approximately $0.3 million remains outstanding and is included in due from related parties.

Transactions with other related parties wholly-owned by Infogrames SA

         - Transactions with Atari Melbourne House Pty Ltd ("Atari Melbourne House")

         Atari Melbourne House, Australia, a wholly-owned subsidiary of Infogrames SA, is a product developer for the Company. Atari Melbourne House provides services such as product development, designing, and testing for the Company which began during the year ended June 30, 2001. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2003, services provided and charged to the Company amounted to approximately $0.7 million, $0.3 million and $0.1 million, respectively. For the nine months ended March 31, 2002 (unaudited), services provided and charged to the Company were nominal. The Company had approximately $0.3 million due to Atari Melbourne House as of June 30, 2002 and a nominal balance due as of March 31, 2003.

         -        Transactions with Atari Studio Asia Pty Ltd ("Atari Studio
                  Asia")

         Atari Studio Asia, Australia, a wholly-owned subsidiary of Infogrames SA, is a product developer for the Company. Services such as product development, designing, and testing for the Company began during the nine months ended March 31, 2003. For the nine months ended March 31, 2003, services provided and charged to the Company amounted to approximately $0.7 million. The Company has a nominal balance due as of March 31, 2003.

         -        Transactions with Atari Studio Ltd ("Atari Studio")

         Atari Studio is a wholly-owned subsidiary of Infogrames SA and a product developer for the Company. Services such as product development, designing, and testing for the Company began during the nine months ended March 31, 2003. For the nine months ended March 31, 2003, services provided and charged to the Company amounted to approximately $0.8 million. The Company has a nominal balance due as of March 31, 2003.

         - Purchases of product by Atari Asia Pacific Pty Ltd ("Atari Asia Pacific")

         Atari Asia Pacific, a wholly-owned subsidiary of Infogrames SA, began purchasing product from the Company during the year ended June 30, 2002. For the nine months ended March 31, 2002 (unaudited) and 2003, approximately $0.2 million and $0.1 million, respectively, of product was purchased and a nominal amount was outstanding at March 31, 2003. For the year ended June 30, 2002, approximately $0.5 million of product was purchased and approximately $0.3 million was outstanding at June 30, 2002.

         -        Transactions with Paradigm Entertainment, Inc.

         Paradigm Entertainment, Inc. ("Paradigm"), a wholly-owned subsidiary of Infogrames SA, is a product developer located in the United States. Paradigm performs such services as program development and designing for the Company. For the years ended June 30, 2001 and 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, services provided and charged to the Company amounted to approximately $3.9 million, $7.4 million, $5.4 million and $7.1 million, respectively, of which approximately $4.0 million and $3.8 million, respectively, remains outstanding at June 30, 2002 and March 31, 2003. Since July 1, 2001, the Company has advanced funds in payment of certain Paradigm expenses. As of June 30, 2002 and March 31, 2003, $0.3 million and $1.0 million, respectively, of such payments are included in due from related parties. Additionally as of March 31, 2003, $1.5 million of cash was transferred to the Company from Paradigm and is included in due to related parties.

         - Purchases of product and other services from Atari United Kingdom Limited ("Atari UK")

         During the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited), the Company purchased approximately $0.1 million and $0.1 million, respectively, of product from Atari UK, a wholly-owned subsidiary of Infogrames SA. No such purchase of products were made in any prior periods or during the nine months ended March 31, 2003. Additionally, Atari UK has advanced funds and paid certain expenses on behalf of the Company. As of June 30, 2002 and March 31, 2003, the Company owes Atari UK approximately $0.8 million and $1.6 million, respectively, which includes the remaining balance for products purchased.

         -        Sales of product from Atari UK

         During the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company sold product to Atari UK for approximately $0.1 million in each period. As of March 31, 2003, $0.2 million remains outstanding for the sale of product and nominal advances. As of June 30, 2002 no amount was outstanding. No sales of products were made in any prior periods.

         -        Other activities with Infogrames SA subsidiaries

         During the year ended June 30, 2002 and the nine months ended March 31, 2002 (unaudited) and 2003, the Company entered into various nominal transactions with certain other Infogrames SA subsidiaries located in North America, Europe, Asia, and South America. For the nine months ended March 31, 2002 (unaudited) and 2003, the aggregate amount recorded as revenue related to these transactions amounted to approximately $0.1 million and $0.2 million, respectively. As of March 31, 2003, approximately $0.4 million is owed to the Company for these transactions. Additionally, the Company recorded aggregate charges during the nine months ended March 31, 2002 (unaudited) and 2003 of approximately $0.1 million and $0.6 million, respectively, of which $0.2 million was unpaid as of March 31, 2003.

         The aggregate amount recorded as revenue for the year ended June 30, 2002 related to the transactions from these Infogrames SA subsidiaries amounted to approximately $0.2 million of which $0.1 million was outstanding as of June 30, 2002. Additionally, the Company recorded aggregate charges during the year ended June 30, 2002 of approximately $0.1 million which is outstanding as of June 30, 2002. During the year ended June 30, 2001, nominal amounts were recorded as revenue and charges related to transactions from these Infogrames SA subsidiaries.

TRANSACTIONS WITH CURRENT AND FORMER OFFICERS

Employment Agreement with Harry M. Rubin

         The Company and Harry M. Rubin entered into an employment agreement (the "Rubin Employment Agreement"), which is effective as of June 1, 2002. The Term of the Rubin Employment Agreement will continue through May 31, 2007, and may be extended for five additional years under terms that are identical to those contained in the Rubin Employment Agreement.

         Under the Rubin Employment Agreement, Mr. Rubin receives an annual salary of $0.4 million retroactive to January 1, 2002, and is eligible to receive an annual increase in the base salary of five percent. Additionally, Mr. Rubin is eligible to receive an annual bonus of up to 50.0% of his base salary and receives a car allowance of $3,000 per month.

Humongous Loan

         The Company extended a demand promissory note to the former President of Humongous Entertainment, a division of the Company. The note bears interest at a rate of 8.75% per annum and is secured by security interest in all shares of common stock of the Company owned beneficially by such individual. The balance outstanding, including interest, at March 31, 2000 was approximately $2.5 million. During June 2000, the Company exchanged the shares owned by the former President and reduced the amount outstanding to approximately $1.5 million. As part of the exchange, the Company negotiated a repayment schedule for this outstanding loan which provided for a first installment of approximately $37,000 to be paid on July 1, 2001. During the year ended June 30, 2001, the Company recorded a reserve against this loan of approximately $0.7 million. Payment of the loan was not received and the Company pursued collection of the outstanding loan by exploring various legal remedies which it had available. After further negotiations during the year ended June 30, 2002, the amount outstanding was reduced to $0.8 million with the remaining balance forgiven by the Company, resulting in a nominal charge to operations. Payments were received during February and April of 2002 for a total of $0.8 million. As of June 30, 2002 and March 31, 2003, there was no balance due the Company in connection with this loan.

PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Deloitte & Touche to audit the financial statements of the Company for the fiscal year ended March 31, 2004. Such appointment is being presented to the stockholders for ratification at the Annual Meeting. To the Company's knowledge, no member of Deloitte & Touche or any of its associates has any financial interest in the Company or its affiliates.

         During the Company's two most recent fiscal years, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make reference to the subject matter of the disagreement in their report. None of Deloitte & Touche's reports on the Company's financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche also serves as Infogrames SA's independent auditors.

         In addition, there were no reportable events in accordance with Item 304(a)(1)(v) (A)-(D) of Regulation S-K.

         The Company has been advised that a representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
      RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY'S
                              INDEPENDENT AUDITORS.

                                  MISCELLANEOUS

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, HAS BEEN MAILED WITH THIS PROXY STATEMENT TO STOCKHOLDERS OF THE COMPANY. THE COMPANY WILL FURNISH ANY EXHIBITS TO THE FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON WRITTEN REQUEST TO THE DIRECTOR, INVESTOR RELATIONS, ATARI, INC., 417 FIFTH AVENUE, NEW YORK, NY 10016 AND PAYMENT OF A FEE OF $0.10 PER PAGE TO COVER COSTS.

         The cost of soliciting proxies will be paid by the Company. The Company has also arranged for reimbursement of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

               SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

         The By-laws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The By-laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of: (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company. Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company's capital stock which are beneficially owned by such person on the date of such stockholder notice, (iv) the consent of each nominee to serve as a Director if elected, and (v) such information concerning such person as is required to be disclosed concerning a nominee for election as a Director of the Company pursuant to the rules and regulations under the Exchange Act. A stockholder's notice to the Secretary further shall set forth as to the stockholder giving such notice: (i) the name and address, as they appear on the Company's stock transfer books, of such stockholder and of the beneficial owners (if any) of the Company's capital stock registered in such stockholder's name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (ii) the class and number of shares of the Company's capital stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder's notice, and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder or in connection therewith.

         Notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders, stockholder proposals must be received by the Company on or before August 13, 2003.

         A copy of the By-law provisions described above is available upon written request to Investor Relations, Atari, Inc., 417 Fifth Avenue, New York, NY 10016. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                  OTHER MATTERS

         The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                    By Order of the Board of Directors

                                    DENIS GUYENNOT
                                    Secretary

New York, New York

July 29, 2003

                                                                      APPENDIX A

                              AMENDED AND RESTATED
                             AUDIT COMMITTEE CHARTER

         This Audit Committee Charter ("Charter") has been adopted by the Board of Directors (the "Board") of Atari, Inc. (the "Company"). The Audit Committee of the Board (the "Audit Committee") shall be appointed by the Board and shall be constituted and have the authority and responsibility described herein. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

                       ROLE AND INDEPENDENCE; ORGANIZATION

         The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company; the independence and performance of the Company's internal and external auditors; independent auditor's qualifications and independence; the Company's compliance with ethics policies and legal regulatory requirements; and the overall integrity of the Company's financial statements and information systems. It may also have such other duties as may from time to time be assigned to it by the Board. The membership of the Audit Committee shall consist of at least three directors, each of whom is independent of management and the Company. Members of the Audit Committee shall be considered independent as long as they do not accept any consulting, advisory, or other compensatory fee from the Company (other than in his or her capacity as a member of the Board and any Board committee) and are not an affiliated person of the Company or its subsidiaries, and meet the independence requirements of the stock exchange listing standards. Each Audit Committee member shall also meet the financial literacy and related audit committee requirements of the listing standards of the Nasdaq Stock Market, Inc. All members of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall be an "audit committee financial expert", as that term is defined by SEC regulations.

         The Audit Committee shall maintain free and open communication with the independent auditors, the internal auditors and Company management and shall meet at least annually with the chief financial officer and the independent auditor in separate executive sessions. In discharging its oversight role, the Audit Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Audit Committee shall have the authority to retain special, independent, legal, accounting or other consultants or experts as advisors for any matters relating to the purpose of the Audit Committee. Prior to engaging any such consultant or expert, the Audit Committee shall first propose to the Board that such engagement may be necessary and discuss the matter with the Board.

         The Audit Committee shall meet at least four times a year and make a report to the Board following each meeting. Such meetings may be in conjunction with the review of quarterly reports or otherwise and may be in person or telephonic. One member of the Audit Committee shall be appointed as chair. The chair shall be responsible for leadership of the Audit Committee, including scheduling and presiding over meetings, preparing agendas and making regular reports to the Board. The chair will also maintain regular liaison with the CEO, CFO, the lead independent audit partner and the director of internal audit.

                                RESPONSIBILITIES

         While the Audit Committee has the responsibility and authority set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee and the Board recognize that management (including the internal audit staff) and the independent auditors have more resources and time, and more detailed knowledge and information regarding the Company's accounting, financial and auditing practices than do Audit Committee members; accordingly, the Audit Committee's oversight role does not provide any expert or special assurance as to the Company's financial statements or any certification as to the work of the independent auditors.

Although the Audit Committee may wish to consider other duties from time to time, the general recurring activities of the Audit Committee in carrying out its oversight role are described below. The Audit Committee shall have sole and exclusive responsibility for:

     - Selecting and evaluating the performance of the Company's independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) and, if appropriate, terminating, replacing or rotating the independent auditors, subject to any requisite action by the Board and ratification by the Company's stockholders at the annual meeting of the stockholders. Prior to taking any such action with respect to the engagement of the independent auditors, the Audit Committee shall first propose to the Board that such action may be necessary and discuss the matter with the Board. It is a policy of the Board and the Audit Committee that the ultimate accountability of the independent auditors shall be owed to the Board and the Audit Committee as representative of the Company's stockholders.

     - Pre-approval of all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

     - Annually obtaining from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board No. 1. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationship that may impact the objectivity and independence of the auditors and shall take or recommend that the Board take appropriate actions to oversee the auditors' independence.

     - Inquiring of the independent auditors whether the auditors believe that there are any material issues in connection with their audits arising out of Section 10A of the Securities Exchange Act of 1934.

     - Reviewing the financial statements on both a quarterly and annual basis and discussing them with management and the independent auditors prior to the publication of such statements. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61 and consideration of the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments (whether or not recorded), review of risk exposures that may have a material impact on the Company's financial statements and the steps management has taken to monitor and control such exposures and other such inquiries as the Audit Committee or the independent auditors shall deem appropriate. Based on its review, the Audit Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K (or the Form 10-K). Also, the Audit Committee shall discuss the results of the annual review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

     - Issuing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission (the "SEC").

     - Overseeing the relationship with the independent auditors, including discussing with the auditors prior to the audit the planning and staffing of the audit and the nature and rigor of the audit process, receiving and reviewing the audit reports; reviewing with the auditors any problems or difficulties the auditors may have encountered in carrying out their responsibilities, including any restrictions on the scope of the activities or access to required information, any changes recommended in the planned scope of the internal audit, and any management letters provided by the auditors and the Company's response to such letters; and providing the auditors full access to the Audit Committee and the Board to report on all appropriate matters.

     - Reviewing significant changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

     - Reviewing and approving the fees to be paid to the independent auditors and any required special services.

     - Reviewing with management and the independent auditors the interim financial information prior to the Company's filing of each Form 10-Q; this review shall be done by the Audit Committee as a whole or through the Audit Committee chair. Also, the Audit Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

     - Discussing with the independent auditors and management the acceptability and quality of accounting principles and underlying estimates in the financial statements on both an annual and quarterly basis.

     - Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to internal audit activities, including review of significant reports prepared by the internal auditors and management's responses.

     - Establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     - Discussing with management and/or the Company's general counsel any legal matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, the Company's compliance policies and any material reports or inquiries from regulatory or governmental agencies, including any material violation of securities laws or breaches of fiduciary duty.

     - Performing an evaluation of the Audit Committee's performance at least annually to determine whether it is functioning effectively.

                                 PHASE-IN PERIOD

         The Audit Committee shall take all necessary steps to implement fully the provisions of this Charter by the applicable deadlines set by the NASD and the SEC. Subject to the foregoing, the Audit Committee may implement any of the provisions of this Charter at such times as it may reasonably determine practicable.

      Please date, sign and mail your proxy card back as soon as possible!


                         Annual Meeting of Stockholders

                                  ATARI, INC.

                               September 3, 2003

              * Please Detach and Mail in the Envelope Provided *
-------------------------------------------------------------------------------

         PLEASE MARK YOUR
A  [X]   VOTES AS IN THIS
         EXAMPLE.

              FOR all nominees                          WITHHOLD
              at right (except                        AUTHORITY to
   as marked to the contrary at right)    vote for all nominees listed at right

1.  Election of      [  ]                                 [  ]
    Directors

To elect the nominees listed at right to Class II of the Board of Directors:

(INSTRUCTION: To withhold authority to                 Nominees:
  vote for any individual nominee, strike                 Class II
  a line through the nominee's name in the                   JAMES ACKERLY
  list at right.)                                            THOMAS HEYMANN
                                                             THOMAS MITCHELL
                                                             THOMAS SCHMIDER




2.  APPROVAL OF AUDITORS: To ratify and approve the     FOR    AGAINST   ABSTAIN
    appointment of Deloitte & Touche LLP as the
    independent auditors for the fiscal year ending
    March 31, 2004.                                    [  ]      [  ]     [  ]


and in their discretion, upon any other matters that may properly come before the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2003 of the Company accompanying the same is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

_________________________________________            Dated: _____________, 2003
(SIGNATURE OF STOCKHOLDER)

NOTE: Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.